Exhibit 99.2
MATADOR RESOURCES COMPANY ANNOUNCES
2021 OPERATING PLAN AND MARKET GUIDANCE

DALLAS, Texas, February 23, 2021 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today announced its full year 2021 operating plan and market guidance. A slide presentation summarizing the highlights of Matador’s 2021 operating plan and market guidance is also included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. In a separate press release issued today, Matador also reported its financial and operating results for the fourth quarter and full year 2020.

Full Year 2021 Guidance Summary

Matador’s full year 2021 guidance estimates are summarized in the table below.

Guidance Metric	Actual 2020 Results	2021 Guidance	% YoY Change(1)
Total Oil Production	15.9 million Bbl	17.2 to 17.8 million Bbl	+10%
Total Natural Gas Production	69.5 Bcf	76.0 to 79.0 Bcf	+12%
Total Oil Equivalent Production	27.5 million BOE	29.9 to 31.0 million BOE	+11%
D/C/E CapEx(2)	$450 million	$525 to $575 million	+22%
Midstream CapEx(3)	$89 million	$20 to $30 million	-72%
Total D/C/E and Midstream CapEx	$539 million	$545 to $605 million	+7%

(1) Represents percentage change from 2020 actual results to the midpoint of 2021 guidance.

(2) Capital expenditures associated with drilling, completing and equipping wells.

(3) Primarily reflects Matador’s share of capital expenditures for San Mateo Midstream, LLC (“San Mateo”).

The full year 2021 guidance estimates presented in the table above are based upon the following key assumptions for 2021 drilling and completions activity and capital expenditures.

•Matador estimates 2021 capital expenditures for drilling, completing and equipping wells (“D/C/E capital expenditures”) of $525 to $575 million, inclusive of an estimated $58 million for non-operated well opportunities, $38 million for artificial lift and other production-related capital expenditures, $18 million of capitalized general and administrative and interest expenses and an average 10% increase in drilling and completion costs in anticipation of increased service costs beginning in the second quarter of 2021. Matador anticipates continued improvement in its capital efficiency in 2021, with drilling and completion costs for operated horizontal wells turned to sales in 2021 expected to average approximately $730 per completed lateral foot.

•Matador began 2021 operating three drilling rigs in the Delaware Basin but plans to add a fourth operated drilling rig beginning in March. The Company then expects to operate four drilling rigs in the Delaware Basin throughout the remainder of 2021.

•Matador expects 49 gross (45.6 net) operated horizontal wells, with an average completed lateral length of 10,400 feet, should be turned to sales during 2021. Matador estimates that 48 wells, or 98%, will have lateral lengths of two miles or greater. Matador anticipates that it will have 83 gross (76.8 net) operated wells in progress at varying times during 2021, 82 of which are expected to have lateral lengths of two miles or greater.

•Matador expects to participate in 76 gross (7.0 net) non-operated well opportunities during 2021, including 68 gross (6.7 net) non-operated wells anticipated to be completed and turned to sales in the Delaware Basin and eight gross (0.3 net) non-operated wells anticipated to be completed and turned to sales in the Haynesville shale. Matador estimates that 72 of these non-operated wells, or 95%, will have lateral lengths greater than one mile, including 51 wells, or 67%, that are expected to have lateral lengths of two miles or greater.

•Matador estimates 2021 midstream capital expenditures of $20 to $30 million. This estimate reflects Matador’s 51% share of San Mateo’s 2021 estimated capital expenditures of $39 to $59 million.

Management Comments Regarding 2021 Operating Plan

Joseph Wm. Foran, Matador’s Chairman and CEO, commented, “The Board, the staff and I are pleased today to provide our 2021 operating plan and market guidance. We believe this year should be particularly exciting for Matador and its shareholders, as we work to continue developing our excellent Delaware Basin assets, transition to free cash flow, pay down debt and institute a dividend to augment our returns to our shareholders.

“We began 2021 operating three drilling rigs in the Delaware Basin and had planned to operate these three rigs there throughout 2021. As a result of recent actions taken by the newly inaugurated Biden administration, we have elected to pick up a fourth operated drilling rig beginning in March to ensure the orderly development of our federal leasehold in the Delaware Basin going forward. As you are most likely aware, in late January 2021, following President Biden’s inauguration, the United States Department of the Interior ordered a 60-day pause limiting the authority of local offices of the Bureau of Land Management (“BLM”) to grant federal drilling permits and certain extensions, sundries, rights-of-way and other necessary approvals for the development of federal oil and natural gas leases. This order did not impact operations on existing valid federal leases, and we have continued active operations on our existing federal properties, such as the Stateline asset area and the Rodney Robinson leasehold, without any difficulties since this order was issued. While we remain optimistic that the BLM will resume its timely approval of such requests on federal leases in late March following this 60-day pause, we cannot be sure as to what, if any, changes may be forthcoming regarding operations on federal properties and our ability to develop our federal leasehold. Thus, we believe it is a prudent action on our part to add a fourth drilling rig, for now, to our 2021 operating plan to accelerate the development of our existing federal permits. Beginning in March 2021, we expect to begin operating four drilling rigs in the Delaware Basin and plan to do so throughout the remainder of 2021, with an increased focus on the development of our federal properties in New Mexico.

“We were pleased to announce yesterday that Matador’s Board of Directors adopted a dividend policy and declared Matador’s first quarterly cash dividend of $0.025 per share, amounting to $0.10 per share, or approximately $12 million, on an annualized basis. Initiation of the dividend policy marks a significant step for Matador in returning value to our shareholders and also indicates our confidence in Matador’s financial strength and ability to generate free cash flow going forward. During the fourth quarter of 2020, Matador achieved adjusted free cash flow, and we expect to generate adjusted free cash flow in aggregate in 2021 as well, even in light of adding the fourth operated drilling rig, given the current outlook for oil and natural gas prices in 2021.

“Matador’s 2021 drilling program will focus on our federal properties, which include some of the best acreage in the Delaware Basin, including the continued development of our Stateline asset area in southern Eddy County, New Mexico, continued drilling of the Rodney Robinson federal leasehold in western Antelope Ridge and further development of the Greater Stebbins Area in the southern portion of our Arrowhead asset area, where all wells we turn to sales in 2021 are anticipated to be two-mile or longer laterals. In fact, the transition to drilling and completing longer laterals throughout our various asset areas in the Delaware Basin, which we began in 2019 and continued in 2020, has been fully realized. In 2021, 98%, or all but one, of the operated horizontal laterals we complete and turn to sales are expected to have lateral lengths of two miles or greater, as compared to 74% in 2020, 9% in 2019 and only one two-mile lateral in 2018. These longer laterals are delivering better well performance and economic returns. In 2021, Matador should also begin receiving performance incentives from our joint venture partner in San Mateo as we execute our operational plan in the Stateline asset area and the Greater Stebbins Area and connect to San Mateo’s gathering and transportation systems. This will further enhance the returns from these wells and provide an additional source of free cash flow to Matador in 2021.

“We are anticipating a number of key milestones in 2021, as we did in 2020, that are expected to add significant value to Matador and its midstream affiliate, San Mateo, while positioning Matador for continued growth and free cash flow in the coming years. The first of these milestones should occur in March 2021 when production from four new Rodney Robinson wells in the western portion of our Antelope Ridge asset area and two wells in our Ranger asset area is turned to sales. The second milestone should be realized in April and May when we turn to sales production from the first 13 Voni wells in our Stateline asset area, all of which are expected to have completed lateral lengths of approximately 12,000 feet, or about 2.3 miles. Given the strong early performance from the first 13 Boros wells turned to sales in September 2020 in the Stateline asset area, we are particularly excited to get this first group of Voni wells on production. During the summer, we expect to reach a third milestone when we turn to sales production from the first four of 13 wells we expect to drill and complete in the Greater Stebbins Area during 2021. The fourth and final key milestone for 2021 should occur in late October and through November when the remaining nine wells in the Greater Stebbins Area, along with the next 13 Boros wells in the Stateline asset area, are expected to be turned to sales. As a result of our operated and non-operated drilling activities in 2021, we anticipate 10 to 12% growth in our oil equivalent production and should exit 2021 well positioned for further growth in 2022. This will not be ‘growth for growth’s sake’ but profitable growth at a measured pace that results from our decision to preserve and bring forward the value of our federal properties for all of Matador’s stakeholders at a time of increasing federal uncertainty and increasing commodity prices.

“San Mateo concluded a record quarter in the fourth quarter of 2020 and a record year in 2020 and is poised to have another record year in 2021. During the fourth quarter of 2020, San Mateo also achieved adjusted free cash flow, as it enjoyed the first full quarter of operations following the completion and successful startup of the expansion of the Black River Processing Plant and related pipeline infrastructure and began gathering and processing natural gas and gathering, transporting and handling oil and produced water from Matador’s Stateline asset area and the Greater Stebbins Area. San Mateo expects to generate adjusted free cash flow throughout 2021, given the current maintenance level of capital expenditures budgeted for 2021. The San Mateo team will be working hard in 2021 to add new non-Matador customers to its ‘three-pipe’ midstream system throughout Eddy County, New Mexico, which, if successful, could require additional capital expenditures in 2021.

“As we execute our 2021 operating plan, Matador will continue to be mindful of our balance sheet as we have always been, and one of our key objectives for 2021 will be continuing to pay down debt under our reserves-based credit facility. As we reported in our fourth quarter 2020 earnings release issued today along with this 2021 guidance release, we have reduced the borrowings outstanding under our reserves-based credit facility by $45 million and under the San Mateo credit facility by $11 million since our previous earnings release in late October 2020. We ended 2020 with a leverage ratio under our reserves-based credit facility of 2.9x, below our expectations of 3.2x at the end of the third quarter and far below our expectations in March and April of 2020 of as high as 3.9x by year-end 2020. The Board and I would like to congratulate and commend the entire Matador team for all the hard work and professionalism they demonstrated in 2020 to allow Matador to successfully weather the many challenges faced by our society and the oil and natural gas industry in 2020 and to position ourselves well for further prosperity in 2021 and going forward.

“The Board, the staff and I are confident in our abilities to execute this 2021 operating plan. We are excited about the milestones in front of us in 2021 and are off to a good start. In short, we believe this 2021 operating plan should generate substantial value growth for our stakeholders in the year ahead and for years to come.”

Federal Acreage and Permits

In light of the Company’s decision to add a fourth rig to its 2021 operated drilling program beginning in March to focus on development of its federal properties, Matador provides the following update on its federal acreage position and federal drilling permits.
Federal Acreage Update

At December 31, 2020, Matador held approximately 124,700 net leasehold and mineral acres in the Delaware Basin in Eddy and Lea Counties, New Mexico and in Loving County, Texas, of which approximately 34,500 net acres, or about 28%, were on federal lands. Approximately 90,200 net acres, or about 72%, of the Company’s Delaware Basin leasehold and mineral position are comprised of private (fee) and state leasehold. In addition, at December 31, 2020, Matador held approximately 26,300 net acres in the Eagle Ford shale play in South Texas and approximately 17,700 net acres in the Haynesville shale play in Northwest Louisiana, the vast majority of which were located on private (fee) and state lands. Including the Company’s South Texas and Northwest Louisiana acreage and mineral positions, at December 31, 2020, only about 21% of Matador’s total net leasehold and mineral acreage was on federal lands, giving the Company considerable options for oil and natural gas development across its acreage position and years of additional drilling inventory, including many “A+ locations,” outside of its federal leasehold position.

A more detailed breakdown of Matador’s federal leasehold position by asset area in the Delaware Basin is provided in the table below.

		Delaware Basin	Federal	Federal, as % of
Delaware Basin Asset Area	County	Leasehold	Leasehold	Delaware Basin Leasehold
		(net acres)	(net acres)
Antelope Ridge	Lea	16,000	7,300	6%
Rustler Breaks	Eddy	26,200	1,600	1%
Stateline	Eddy	2,800	2,800	2%
Arrowhead	Eddy	26,800	14,000	11%
Ranger	Lea	18,400	8,400	7%
Twin Lakes	Lea	23,200	400	—
Wolf/Jackson Trust	Loving	10,800	—	—
Other	—	500	—	—
TOTAL		124,700	34,500	28%

At December 31, 2020, Matador estimates that approximately 70% of its federal leasehold in the Delaware Basin was held by production, including all 1,200 net acres in the recently drilled Rodney Robinson leasehold and approximately 1,280 net acres in the Stateline asset area. Matador should soon have the entire Stateline asset area held by production when the first 13 Voni wells in the western portion of the Stateline asset area are turned to sales, which is expected to begin in April 2021. Once the Stateline asset area is fully held by production, Matador estimates that approximately 75% of its federal leasehold would then be held by production. Further, approximately 23%, or 7,800 net acres, of Matador’s federal acreage position in the Delaware Basin, or almost all the Company’s remaining federal leasehold in the Delaware Basin, is not subject to expiration before 2028.

Federal Permits Update

The table below summarizes the Company’s undrilled federal drilling permits, approved and in progress, at February 23, 2021.

		Undrilled Permits	Undrilled Permits
Delaware Basin Asset Area	County	Approved and Received	in Progress
Antelope Ridge (Rodney Robinson)(1)	Lea	18	1
Antelope Ridge (All other)	Lea	30	13
Arrowhead	Eddy	32	45
Ranger(1)	Lea	21	6
Rustler Breaks	Eddy	22	33
Stateline (Boros)(1)	Eddy	23	—
Stateline (Voni)(1)	Eddy	31	—
TOTAL		177	98
(1) Does not include permits approved for 10 Rodney Robinson, 21 Boros, 13 Voni and two Ranger wells (46 wells) that were drilled in 2020 or are currently in progress in early 2021.

At February 23, 2021, Matador had secured 177 approved and undrilled federal drilling permits and had 98 additional permits under review by the BLM for future drilling on federal lands across its various asset areas in the Delaware Basin. In addition, at February 23, 2021, Matador had a total of 19 wells undergoing completion operations on its federal leasehold, including 13 Voni wells in the Stateline asset area, four wells on the Rodney Robinson leasehold and two wells in the Ranger asset area, as well as eight (soon to be 13) new Boros wells currently being drilled in the Stateline asset area. These 27 wells are excluded from the 177 approved and undrilled federal permits noted above, although these wells have yet to be turned to sales. Since the Company’s last update of its federal permit status on October 27, 2020, Matador has drilled wells using a total of 12 federal permits—two in its Ranger asset area, two additional permits in its Rodney Robinson leasehold and eight (soon to be 13) Boros permits in the Stateline asset area. A total of 24 federal permits in the Rustler Breaks and Arrowhead asset areas were also allowed to expire prior to December 31, 2020, as these permits were for shorter lateral wells (primarily one-mile laterals) or wells that are not expected to be drilled within the next several years given Matador’s current expectations for its operated drilling program. Matador also received federal permits for three new wells in its Arrowhead asset area during the fourth quarter of 2020.

At February 23, 2021, Matador had received approved drilling permits for all of its planned Boros and Voni wells in the Stateline asset area and all but one of its planned wells on the Rodney Robinson leasehold. The Company also believes that it has secured all necessary surface disturbance, facilities and right-of-way permits necessary to complete its planned development of these asset areas. Matador expects to continue submitting requests for new federal drilling permits, sundries, extensions to existing permits, rights of way and other necessary federal approvals for the development of its federal leases and remains optimistic that the BLM will resume its approval of these requests on existing federal leases in late March following the 60-day pause imposed by the United States Department of the Interior in late January 2021.

2021 Operating Plan

The table below provides Matador’s expectations for operated and non-operated wells to be completed and turned to sales during 2021. Additional details regarding Matador’s drilling and completions program for 2021 are provided in the sections that follow and in the slide presentation accompanying this press release.

	Operated		Non-Operated		Total		Gross Operated
Asset/Operating Area	Gross	Net	Gross	Net	Gross	Net	Well Completion Intervals
Western Antelope Ridge (Rodney Robinson)	4	3.8	-	-	4	3.8	2-3BS, 2-WC A-XY
Antelope Ridge (All Other)	-	-	20	1.4	20	1.4	No operated completions in 2021
Arrowhead	13	11.4	12	1.2	25	12.6	4-2BS, 4-3BS, 4-WC A-XY, 1-WC B
Ranger	4	2.7	8	1.3	12	4.0	4-2BS
Rustler Breaks	-	-	28	2.8	28	2.8	No operated completions in 2021
Stateline	26	26.0	-	-	26	26.0	3-AVLN, 3-1BS, 6-2BS, 4-3BSC, 4-WC A-XY, 4-WC A-Lower, 2-WC B
Twin Lakes	-	-	-	-	-	-	No completions in 2021
Wolf/Jackson Trust	2	1.7	-	-	2	1.7	2-2BS
Delaware Basin	49	45.6	68	6.7	117	52.3
Eagle Ford Shale	-	-	-	-	-	-	No completions in 2021
Haynesville Shale	-	-	8	0.3	8	0.3	No operated completions in 2021
Total	49	45.6	76	7.0	125	52.6

Note: AVLN = Avalon; WC = Wolfcamp; BS = Bone Spring; BSC = Bone Spring Carbonate. For example, 2-3BS indicates two Third Bone Spring completions and 2-WC A-XY indicates two Wolfcamp A-XY completions for full year 2021.

Delaware Basin

Matador began 2021 operating three drilling rigs in the Delaware Basin but has recently contracted a fourth operated drilling rig, which is expected to begin drilling operations in the Company’s Stebbins area and surrounding leasehold in the Arrowhead asset area (the “Greater Stebbins Area”) in March 2021. Matador then expects to operate four drilling rigs in the Delaware Basin throughout the remainder of 2021. Two of these rigs are expected to operate full time in the Stateline asset area. The other two rigs are expected to operate in certain of the Company’s other asset areas, including the Greater Stebbins Area, the Wolf asset area, the Ranger asset area and the Rodney Robinson leasehold in the western portion of the Antelope Ridge asset area.

Matador expects to complete and turn to sales 49 gross (45.6 net) operated wells in the Delaware Basin in 2021, as follows.

•Six gross (5.1 net) wells in the first quarter, including four wells in the Rodney Robinson leasehold and two wells in the Ranger asset area;
•15 gross (14.7 net) wells in the second quarter, including the first 13 Voni wells in the Stateline asset area and two wells in the Wolf asset area;
•Four gross (3.5 net) wells in the third quarter, all in the Greater Stebbins Area; and
•24 gross (22.3 net) wells in the fourth quarter, including nine wells in the Greater Stebbins Area, 13 additional Boros wells in the Stateline asset area and two wells in the Ranger asset area.

Additional key features of Matador’s 2021 Delaware Basin operating program are noted below.

•98% of Matador’s gross operated horizontal wells completed and turned to sales in 2021 are expected to have lateral lengths of two miles or greater, as compared to 74% in 2020 and just 9% in 2019. Only one well in the Wolf asset area is expected to be a 1.5-mile lateral. Matador estimates its average completed lateral length for operated wells turned to sales in 2021 should be approximately 10,400 feet, an increase of 18%, as compared to an average completed lateral length of approximately 8,800 feet in 2020.

•Matador expects to complete and turn to sales approximately 508,000 gross lateral feet in its operated horizontal wells in 2021, an increase of 9%, as compared to 465,000 gross lateral feet in 2020. These projected results reflect improvements the Company continues to make in its operating efficiency and overall rig productivity.

•Matador anticipates continued improvement in its capital efficiency, with drilling and completion costs for operated horizontal wells turned to sales in 2021 estimated to average approximately $730 per completed lateral foot. This represents a 14% decline in average drilling and completion costs per completed lateral foot, as compared to $850 per completed lateral foot in 2020, and a decline of 37% from $1,165 per completed lateral foot in 2019. Matador anticipates this continued improvement in capital efficiency in 2021, despite its expectations of an average 10% increase in drilling and completions costs beginning in the second quarter of 2021.

•In addition to the capital efficiencies generated using multi-well pads and other techniques, co-development of formations in Matador’s Stateline asset area, the Rodney Robinson leasehold in western Antelope Ridge and the Greater Stebbins Area should continue to boost the well returns in those areas, as Matador believes this approach should minimize the impact of reservoir drainage, as well as shut-ins and downtime associated with hydraulic fracturing operations in future wells.

•The average working interest of operated wells expected to be completed and turned to sales in the Delaware Basin in 2021 is estimated to be 93%, as compared to 86% in 2020.

•Production growth and capital expenditures are expected to continue to be uneven or “lumpy” on a quarterly basis, similar to what Matador experienced in 2020. Capital expenditures are expected to be highest in the first and third quarters of 2021, as most of the Company’s completion activities for 2021 should occur during those quarters. Conversely, the Company’s anticipated production growth is expected to increase sharply on a sequential basis in the second and fourth quarters, while declining sequentially in the first and third quarters of 2021.

•Matador expects to have 34 gross (31.2 net) operated Delaware Basin wells in progress, but not yet turned to sales, at year-end 2021, as many of these wells are associated with larger, multi-well pads expected to be in progress at year-end 2021. Although these wells will not contribute to production growth in 2021, many of these wells should be completed and turned to sales late in the first quarter or early in the second quarter of 2022, which Matador anticipates could result in a higher rate of production growth in 2022 as compared to 2021.

Stateline Asset Area – Eddy County, New Mexico
At February 23, 2021, Matador was operating two rigs in the Stateline asset area and expects to continue operating two rigs there throughout 2021. The Company is currently completing the first 13 Voni wells on the western side of the Stateline asset area, and these wells are expected to be turned to sales in April and May 2021. The two rigs are currently drilling eight (soon to be 13) additional Boros wells on the eastern side of the Stateline asset area, and these wells are expected to be turned to sales in late October and November 2021. Once drilling operations are completed on the current Boros wells, the two rigs will move back to the western side of the Stateline asset area to begin drilling an additional 12 Voni wells, but these wells are not expected to be turned to sales until the second quarter of 2022.

Arrowhead and Ranger Asset Areas – Eddy and Lea Counties, New Mexico

Matador plans to operate two drilling rigs in the Greater Stebbins Area beginning in March 2021. The Company expects to drill and complete 13 wells in this area during 2021. The first four wells are expected to be turned to sales in early July, while the remaining nine wells should be turned to sales in late November 2021. Once these 13 wells are drilled, one of these rigs is expected to drill two wells in the Ranger asset area before returning to the Rodney Robinson leasehold in the western portion of the Antelope Ridge asset area. The other rig is also expected to move to the Rodney Robinson leasehold, and both rigs should drill a total of nine wells there before the end of 2021.

Matador is currently completing two wells in the Ranger asset area, and these wells are expected to be turned to sales in mid-March 2021. Matador expects to complete and turn to sales two additional wells in the Ranger asset area in early October 2021.

Antelope Ridge and Rustler Breaks Asset Areas – Lea and Eddy Counties, New Mexico

Matador is currently completing four wells on the Rodney Robinson leasehold in the western portion of the Antelope Ridge asset area, and these wells are expected to be turned to sales in mid-to-late March 2021. Beginning in August 2021, as noted above, Matador plans to return to the Rodney Robinson leasehold with two rigs to drill a total of nine wells before the end of 2021, but these wells are not expected to be turned to sales until the second quarter of 2022. The Company does not plan to turn to sales any other operated wells in the Antelope Ridge asset area in 2021.

Matador does not currently expect to turn to sales any operated wells in the Rustler Breaks asset area in 2021.

Wolf Asset Area – Loving County, Texas

Matador expects to drill and complete two wells in the Wolf asset area in 2021. At February 23, 2021, drilling operations had been completed on one well, with drilling operations on the second well projected to conclude by the end of February. These wells are expected to be completed early in the second quarter and turned to sales in May 2021.

Non-Operated Activity

Matador anticipates increased non-operated drilling and completions activity on certain of its properties in 2021. In 2021, the Company expects to participate in 76 gross (7.0 net) non-operated wells completed and turned to sales in the Delaware Basin and the Haynesville shale, as compared to 40 gross (2.2 net) non-operated wells completed and turned to sales in 2020. Matador anticipates no non-operated activity on its properties in South Texas in 2021.

2021 Production Estimates and Cadence

Oil, Natural Gas and Oil Equivalent Production Growth and Anticipated Cadence

Matador expects to continue drilling longer horizontal laterals from multi-well pads in 2021, almost all with lateral lengths of two miles or greater. This, in turn, will result in an uneven cadence of wells being completed and turned to sales in any given period, much like the Company experienced in 2020. As a result, Matador expects its production growth to continue to be uneven or “lumpy” from quarter to quarter, with the second and fourth quarters of 2021 anticipated to have the largest sequential increases in total production.

The table below provides Matador’s estimates for anticipated sequential changes in its average daily oil, natural gas and total oil equivalent production on a quarterly basis throughout 2021. While the table below should provide a reasonable expectation of the Company’s production growth profile for 2021 as of February 23, 2021, the Company anticipates updating these quarterly estimates for the second quarter of 2021 and future periods throughout the year, as necessary, to reflect its actual results and then-current estimates.

Sequential Change by Quarter
Period	Average Daily Total Production	Average Daily Oil Production	Average Daily Natural Gas Production
Q1 2021	-13% to -15%	-15% to -17%	-10% to -12%
Q2 2021	+21% to +23%	+24% to +26%	+17% to +19%
Q3 2021	-4% to -6%	-4% to -6%	-5% to -7%
Q4 2021	+8% to +10%	+8% to +10%	+8% to +10%

Note: Please see discussion below on expected weather impacts to first quarter 2021 production cadence.

Matador’s estimated 2021 total oil equivalent production of 30.45 million barrels of oil equivalent (“BOE”), or an average daily oil equivalent production of 83,400 BOE per day (57% oil), at the midpoint of 2021 guidance, reflects a year-over-year increase of 11%, as compared to 27.5 million BOE (58% oil), or 75,200 BOE per day, produced in 2020. The Company anticipates its average daily oil equivalent production should increase 9% from 83,200 BOE per day in the fourth quarter of 2020 to approximately 90,700 BOE per day in the fourth quarter of 2021. As essentially all of its 2021 operating activities are planned for the Delaware Basin, Matador expects a higher level of production growth in the Delaware Basin in 2021, offsetting production declines from both the Company’s South Texas and Haynesville shale asset areas throughout the year.

Matador’s estimated 2021 total oil production of 17.5 million barrels, or an average daily oil production of 47,900 barrels per day, at the midpoint of 2021 guidance, reflects an increase of 10%, as compared to 15.9 million barrels, or an average daily oil production of 43,500 barrels per day, produced in 2020. The Company anticipates its average daily oil production should increase 9% from 48,000 barrels of oil per day in the fourth quarter of 2020 to approximately 52,500 barrels of oil per day in the fourth quarter of 2021.

Matador’s estimated 2021 total natural gas production of 77.5 billion cubic feet, or an average daily natural gas production of 212 million cubic feet per day, at the midpoint of 2021 guidance, reflects an increase of 12%, as compared to 69.5 billion cubic feet, or an average daily natural gas production of 190 million cubic feet per day, produced in 2020. The Company anticipates its average daily natural gas production should increase 9% from 211 million cubic feet per day in the fourth quarter of 2020 to approximately 229 million cubic feet per day in the fourth quarter of 2021.

Delaware Basin Production Growth

Matador estimates total oil equivalent production of 28.7 million BOE (59% oil) from the Delaware Basin, or 78,600 BOE per day, at the midpoint of 2021 guidance, a year-over-year increase of 16% from 2020. The Company anticipates its total oil and natural gas production from the Delaware Basin should increase 11% and 25%, respectively, year-over-year at the midpoint of 2021 production guidance.

First Quarter 2021 Production Estimates and Weather Impacts

As noted in the table above, Matador expects its production to decline substantially in the first quarter of 2021, as compared to the fourth quarter of 2020. Matador had anticipated an approximate 10% sequential decrease in production in the first quarter, primarily attributable to fewer wells being completed and turned to sales both in the fourth quarter of 2020 and the first two months of 2021, as compared to prior periods, and to the timing of new wells anticipated to be turned to sales late in the first quarter of 2021. In addition, several of the Boros and Rodney

Robinson wells have been shut in as anticipated for portions of the first quarter of 2021, as newly drilled offsetting wells are completed in those areas, and this has also impacted first quarter production.

Matador’s production in the first quarter of 2021 has also been impacted by the historically prolonged cold weather conditions experienced in New Mexico and Texas during the middle to latter portions of February. During that time, Matador estimates that its average daily oil equivalent production was down approximately 30%, although the Company is pleased to report that it continued producing and selling the majority of its oil and natural gas during this difficult period. Matador commends the efforts of its production and field operations teams to keep most of the Company’s properties operational during this challenging time.

Accounting for this unprecedented period of cold weather, Matador now expects its oil equivalent production to decline approximately 13 to 15% in the first quarter of 2021, as noted in the table above. Further, in providing this first quarter 2021 guidance, Matador has assumed minimal impact to its production volumes due to insufficient storage capacity or damage to refineries downstream of the Company’s operations. Should these or other matters impact the Company’s ability to produce its wells in late February or into March, Matador expects that its first quarter 2021 production could decline further.

During the first quarter of 2021, Matador still plans to complete and turn to sales six gross (5.1 net) operated wells, but these wells are expected to be turned to sales in mid-to-late March near the end of the first quarter. As a result, these wells are expected to have minimal impact on Matador’s first quarter 2021 production.

First Quarter 2021 Realized Commodity Price Estimates

For the first quarter of 2021, Matador’s weighted average oil price differential relative to the NYMEX West Texas Intermediate benchmark price, inclusive of the monthly roll and transportation costs, is anticipated to be in the range of ($1.00) to ($2.00).

For the first quarter of 2021, Matador’s weighted average natural gas price differential relative to the Henry Hub benchmark price is anticipated to be in the range of +$0.50 to +$1.00, primarily attributable to improved natural gas price differentials at the Waha hub in West Texas, as well as to recent improvements in prices for natural gas liquids.

2021 Estimated Capital Expenditures

D/C/E Capital Expenditures

As noted in the summary table at the beginning of this press release, Matador estimates D/C/E capital expenditures of $525 to $575 million in 2021, as compared to D/C/E capital expenditures of $450 million for full year 2020. As previously noted, these anticipated 2021 D/C/E capital expenditures are inclusive of an estimated $58 million for non-operated well opportunities, $38 million for artificial lift and other production-related capital expenditures, $18 million of capitalized general and administrative and interest expenses and an average 10% increase in drilling and completion costs in anticipation of increased service costs beginning in the second quarter of 2021.

Matador’s 2021 D/C/E capital expenditures also include 34 gross (31.2 net) Delaware Basin wells expected to be in progress at year-end 2021, as compared to 20 gross (19.1 net) wells in progress at year-end 2020, and these capital expenditures will not contribute to Matador’s production in 2021.

Midstream Capital Expenditures

In 2021, Matador estimates it will incur midstream capital expenditures of $20 to $30 million, reflecting its 51% share of San Mateo’s total 2021 estimated capital expenditures of $39 to $59 million. San Mateo’s 2021 capital expenditures are expected to primarily consist of (i) routine installation of gathering or transportation infrastructure needed to provide service for newly-drilled wells operated by Matador and other San Mateo customers, (ii) routine maintenance and improvements of existing facilities and (iii) the drilling and completion of a new produced water disposal well and the related infrastructure in Matador’s Greater Stebbins Area to handle additional produced water volumes anticipated as a result of Matador’s increased drilling and completions activity in that area in 2021. In addition, should San Mateo be awarded a significant midstream contract by a customer other than Matador during 2021, additional capital expenditures would almost certainly be required, and any necessary adjustments to San Mateo’s 2021 capital expenditures would be made at that time.

Performance Incentives

In connection with the original formation of San Mateo in February 2017, Matador had the potential to earn up to $73.5 million in performance incentives from a subsidiary of Five Point Energy LLC (“Five Point”) over a five-year period, which was extended to a six-year period in October 2020. These performance incentives are primarily associated with wells that Matador completes and turns to sales in and around the Rustler Breaks and Wolf asset areas. At February 23, 2021, Matador had earned $58.8 million of the potential $73.5 million in performance incentives. Through February 23, 2021, Five Point had paid $14.7 million in performance incentives in each of the first quarters of 2018, 2019 and 2020, and Matador expects Five Point to pay an additional $14.7 million in performance incentives to the Company in the first quarter of 2021. Matador may earn up to the remaining $14.7 million in original San Mateo performance incentives from Five Point over the next two years.

In addition, Matador could earn up to an additional $150 million in performance incentives from Five Point over the next several years related to the San Mateo expansion projects initiated in February 2019 and completed in the fall of 2020. These performance incentives would be in addition to the $73.5 million in performance incentives noted above and are primarily associated with wells that Matador completes and turns to sales in and around the Stateline asset area and the Greater Stebbins Area. During the fourth quarter of 2020, Matador met the threshold requirements to begin earning the additional $150 million in performance incentives from Five Point. Matador earned the first $0.7 million of these performance incentives in the fourth quarter of 2020, and Five Point paid this $0.7 million to Matador in the first quarter of 2021. Going forward, Matador expects to earn performance incentives from Five Point as we execute our operational plan in the Stateline asset area and the Greater Stebbins Area and connect to San Mateo’s gathering and transportation systems over the next several years. These incentive payments are generally due to be paid to Matador by Five Point throughout the course of the year.

At February 23, 2021, Matador anticipates that the total performance incentive payments to be received from Five Point during 2021 could be approximately $35 million. It is important to remember that these San Mateo performance incentives are paid directly from Five Point to Matador and do not impact San Mateo’s net income, Adjusted EBITDA or adjusted free cash flow. These performance incentives are not included in Matador’s net income or Adjusted EBITDA, because they are accounted for as equity contributions in the Company’s consolidated financial statements. Matador does include these performance incentives in its estimates of adjusted free cash flow, as these incentive payments are a source of additional cash flow for the Company.

Conference Call Information

The Company will host a live conference call on Wednesday, February 24, 2021, at 9:00 a.m. Central Time to discuss its fourth quarter and full year 2020 financial and operational results, as well as its 2021 operating plan and market guidance. To access the live conference call, domestic participants should dial (855) 875-8781 and international participants should dial (720) 634-2925. The participant passcode is 6492069. The live conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay of the event will also be available on the Company’s website through March 31, 2021.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations, primarily through its midstream joint venture, San Mateo, in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and produced water gathering services and produced water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, future liquidity, the payment of dividends, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; the impact of the worldwide spread of the novel coronavirus, or COVID-19, on oil and natural gas demand, oil and natural gas prices and our business; the operating results of the Company’s midstream joint venture’s Black River natural gas cryogenic processing plant; the timing and operating results of the buildout by the Company’s midstream joint venture of oil, natural gas and water gathering and transportation systems and the drilling of any additional produced water disposal wells; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Capital Markets Coordinator
(972) 371-5225
investors@matadorresources.com